CONFORMED COPY

                               OMNICOM GROUP INC.

                                FRF 1,000,000,000
                          5.20 per cent. Notes due 2005

                        --------------------------------

                                DEED OF COVENANT

                        --------------------------------

                                  24 June 1998

                                 Clifford Chance
                                     London

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ANY UNITED STATES PERSON  ENTITLED TO THE BENEFITS OF THIS DEED OF COVENANT WILL
BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS DEED OF COVENANT is made on 24 June 1998

--------------------------

BY

(1) OMNICOM GROUP INC. (the "Issuer")

IN FAVOUR OF

(2) THE ACCOUNTHOLDERS (as defined below).

WHEREAS

(A) The Issuer has authorised the creation and issue of FRF1,000,000,000 in aggregate principal amount of 5.20 per cent. Notes due 2005 (the "Notes").

(B) The Notes will be in bearer form and in the denominations of FRF10,000 and FRF100,000. The Notes will initially be issued in the form of a temporary global Note (the "Temporary Global Note") which will be exchangeable for a permanent global Note (the "Permanent Global Note") in the circumstances specified in the Temporary Global Note. The Permanent Global Note will in turn be exchangeable for Notes in definitive form ("Definitive Notes"), with interest coupons attached, in the circumstances specified in the Permanent Global Note.

(C) The Permanent Global Note will be delivered to a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), Cedel Bank, societe anonyme ("Cedel Bank") and SICOVAM S.A. ("SICOVAM").

(D) The Issuer will, in relation to the Notes, enter into a fiscal agency agreement (as amended or supplemented from time to time, the "Fiscal Agency Agreement") with Societe Generale Bank & Trust S.A., Luxembourg (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Notes) and the other paying agents named therein.

(E) The Issuer wishes to make arrangements for the protection of the interests of Accountholders in the event that the Permanent Global Note becomes void in accordance with its terms.

THIS DEED OF COVENANT WITNESSES as follows:

1. Interpretation

1.01 Definitions: In this Deed of Covenant the following expressions have the following meanings:


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      "Accountholder"  means any  accountholder  with a Clearing System which at the Determination Date has credited to its securities account with such Clearing System one or more Entries in respect of the Permanent Global
      Note,   except  for  either   Clearing   System  in  its  capacity  as  an
      accountholder of the other Clearing System;

      "Clearing System" means each of Euroclear, Cedel Bank and SICOVAM;

      "Conditions" means the terms and conditions of the Notes (as scheduled to the Fiscal Agency Agreement and as modified from time to time in accordance with their terms), and any reference to a numbered "Condition" is to the correspondingly numbered provision thereof;

      "Determination Date" means the date on which the Permanent Global Note becomes void in accordance with its terms;

      "Direct Rights" means the rights referred to in Clause 2.01;

      "Entry" means any entry which is made in the securities account of any Accountholder with a Clearing System in respect of Notes represented by the Permanent Global Note; and

      "Principal Amount" means, in respect of any Entry, the aggregate principal amount of the Notes to which such Entry relates.

1.02 Other defined terms: Terms defined in the Conditions have the same meanings in this Deed of Covenant.

1.03 Clauses: Any reference in this Deed of Covenant to a Clause is, unless otherwise stated, to a clause hereof.

1.04 Headings: Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Covenant.

2. Direct Rights

2.01 Creation: If the Permanent Global Note becomes void in accordance with its terms, each Accountholder shall have against the Issuer all rights ("Direct Rights") which such Accountholder would have had in respect of the Notes if, immediately before the Determination Date, it had been the holder of Definitive Notes, duly executed, authenticated and issued, in an aggregate principal amount equal to the Principal Amount of such Accountholder's Entries including (without limitation) the right to receive all payments due at any time in respect of such Definitive Notes as if such Definitive Notes or (as the case may be) the relevant Coupon(s) had been duly presented and (in the case of a Coupon or final redemption of a Definitive Note) surrendered on the due date in accordance with the Conditions.

2.02 No further action: No further action shall be required on the part of the Issuer or any other person for the Accountholders to enjoy the Direct Rights; provided, however, that nothing herein shall entitle any Accountholder to receive any payment in respect of the Permanent Global Note which has already been made.


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3. Evidence

3.01 Records: The records of the Clearing Systems shall be conclusive as to the identity of the Accountholders and the respective amounts credited to their securities accounts and a statement issued by a Clearing System setting out:

      (a)   the name of the Accountholder in respect of which it is issued; and

      (b) the Principal Amount of any Entry credited to the securities account of such Accountholder with such Clearing System on any date,

shall be conclusive evidence for all purposes of this Deed of Covenant.

3.02 Determination Date: If a Clearing System determines the Determination Date, such determination shall be binding on all Accountholders with such Clearing System and any other relevant clearing system.

4. Deposit of Deed of Covenant

This Deed of Covenant shall be deposited with and held by the Fiscal Agent until the date on which all the obligations of the Issuer under or in respect of the Notes (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full. The Issuer hereby acknowledges the right of every Accountholder to the production of this Deed of Covenant.

5. Taxation

All payments under this Deed of Covenant shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States of America or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the Accountholders of such amounts as would have been received by them if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of:

      (a) any tax, duty, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Accountholder (or between a fiduciary, settlor or beneficiary of, or possessor of a power over such Accountholder, if such Accountholder is an estate or trust; or a member or shareholder of such Accountholder, if such Accountholder is a trust, a partnership or a corporation) and the United States; the Commonwealth of Puerto Rico or any territory or possession of the United States or area subject to its jurisdiction including, without limitation, such Accountholder (or such fiduciary, settlor, beneficiary, possessor, member or shareholder) being or having been a U.S. Person (as defined below);

      (b) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment or other governmental charge;


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      (c)   any tax, duty,  assessment or other  governmental  charge imposed by reason of such Accountholder's past or present status (i) as a personal holding company or foreign personal holding company with
            respect  to  the  United  States,   (ii)  as  a  corporation   which
            accumulates  earnings to avoid  United  States  federal  income tax,
            (iii) as a controlled foreign corporation with respect to the United States, (iv) as the owner, actually or constructively, of ten per cent., or more, of the total combined voting power of all classes of stock of the Issuer entitled to vote, (v) as a private foundation or other exempt organisation or (vi) as a bank receiving interest described in Section 881(c) 3 (A) of the United States Internal Revenue Code of 1986, as amended;

      (d) any tax, duty, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Accountholder, if without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, duty, assessment or other governmental charge;

      (e) any tax, duty, assessment or governmental charge that is payable otherwise than by withholding by the Issuer from the payment of the principal or, as the case may be, redemption amount in respect of or interest payable hereunder;

      (f)   any combination of items (a), (b), (c), (d) or (e) above;

nor shall additional amounts be paid (i) to any Accountholder who is not the beneficial owner of the right to payment of principal, redemption amount or interest under this Deed of Covenant for United States federal income tax purposes if such beneficial owner would not have been entitled to payment of additional amounts had such beneficial owner been the Accountholder, or (ii) to any Accountholder who is a United States Person.

For the purposes of this Clause 5, "United States Person" means any citizen or resident of the United States, a corporation, partnership or other entity created or organised in or under the laws of the United States or, in the case of a partnership, otherwise treated as a United States partnership pursuant to the United States Treasury Department regulations under Section 7701(a)(4) of the Internal Revenue Code of 1986, as amended, an estate the income of which is subject to United States federal income tax regardless of its source, a trust if
(a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust, or any other person whose income or gain with respect to a Note is effectively connected with the conduct of a United States trade or business.

6. Stamp Duties

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable in the United States of America and the United Kingdom upon or in connection with the execution and delivery of this Deed of Covenant or the enforcement thereof, and shall indemnify each Accountholder against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any


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applicable  value added tax) which it incurs as a result or arising out of or in relation to any failure of the Issuer to pay or delay by the Issuer in paying any of the same.

7. Benefit of Deed of Covenant

7.01 Deed poll: This Deed of Covenant shall take effect as a deed poll for the benefit of the Accountholders from time to time.

7.02 Benefit: This Deed of Covenant shall enure to the benefit of each Accountholder and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against the Issuer.

7.03 Assignment: The Issuer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Accountholder shall be entitled to assign all or any of its rights and benefits hereunder.

8. Partial Invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9. Notices

9.01 Address for notices: All notices and other communications to the Issuer hereunder shall be made in writing (by letter, telex or fax) and shall be sent to the Issuer at:

                  437 Madison Avenue
                  New York, New York 10022

                  USA

                  Fax:         +212 415 3530

                  Attention:   Treasurer

or to such other address, telex number or fax number or for the attention of such other person or department as the Issuer has notified to the Noteholders in the manner prescribed for the giving of notices in connection with the Notes.

9.02 Effectiveness: Every notice or other communication sent in accordance with Clause 9.01 shall be effective as follows:

      (a)   if sent by letter or fax, upon receipt by the Issuer; and

      (b) if sent by telex, upon receipt by the sender of the Issuer's answerback at the end of transmission;


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provided,  however,  that any such  notice or other  communication  which  would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the Issuer.

9.03 Notices to Accountholders: Notices to the Accountholders shall be valid if published in a daily leading newspaper having general circulation in Paris (which is expected to be either les Echos or La Tribune Desfosses) or, if such publication is not practicable, in a leading English language daily newspaper having general circulation in Europe. Any such notice shall be deemed to have been given on the date of first publication.

10. Law and Jurisdiction

10.01 Governing law: This Deed of Covenant is governed by, and shall be construed in accordance with, English law.

10.02 Jurisdiction: The Issuer agrees for the benefit of the Accountholders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed of Covenant (respectively, "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

10.03 Appropriate forum: The Issuer irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

10.04 Process agent: The Issuer agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to Omnicom Finance Limited of 239 Old Marylebone Road, London NW1 5QT or, if different, its registered office for the time being or at any address at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on the Issuer's behalf, the Issuer shall, on the written demand of any Accountholder addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent, appoint a further person in England to accept service of process on its behalf.

10.04 Non-exclusivity: The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Accountholders to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

11. Modification

The Fiscal Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of this Deed of Covenant. Any such modification may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Accountholders.


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IN WITNESS  whereof this Deed of Covenant has been executed by the Issuer and is intended to be and is hereby delivered on the date first before written.


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EXECUTED as a deed                )
by OMNICOM GROUP INC.             )                                DENIS STREIFF
acting by DENIS STREIFF           )

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